Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3A and related prospectus being filed with the Securities and Exchange Commission on March 26, 2010 by Inverness Medical Innovations, Inc. and subsidiaries of our report dated February 5, 2010 relating to the financial statements of Free & Clear, Inc. as of December 31, 2008 and for the year then ended, which report was filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2010 by Inverness Medical Innovations, Inc.
     We also consent to the reference to us under the heading “Experts” in such Registration Statement and prospectus.
/s/ Stonefield Josephson, Inc.
Los Angeles, CA
March 26, 2010